Exhibit 99.1

News Release

CONTACTS:	Debra DeCourcy, APR (Media)	FOR IMMEDIATE RELEASE
	(513) 534-4153	July 27, 2007
Jeff Richardson (Analysts)
(513) 534-0983

DAN POSTON NAMED BANCORP CONTROLLER

Robert Shaffer to Succeed Poston as Head of Audit

Cincinnati – Kevin T. Kabat, president and Chief Executive Officer of Fifth Third Bancorp, today announced that Executive Vice President Daniel T. Poston has been named the Company’s Controller, effective Monday, August 6. Poston, who currently serves as the auditor for the Bancorp, replaces David DeBrunner, senior vice president, who has announced his departure from the Bank to pursue a position outside the company. “We thank Dave for his service to the Bank and wish him well in his new opportunity,” said Kabat.

In addition, Kabat announced that Robert Shaffer, senior vice president and current director of Financial Audit, would succeed Poston as Auditor, also effective August 6.

“Both Dan and Bob have provided excellent service to the Bancorp and I have the utmost confidence in them as they undertake their new roles and responsibilities,” said Kabat. Chris Marshall, executive vice president and chief financial officer for the Bancorp added, “Dan has such a broad range of industry knowledge and experience and I know that he will be a tremendous asset to the finance team.” Poston will report to Marshall. The auditor position will continue to report to the board of directors’ audit committee.

Poston began his career at Fifth Third Bank in 2001 as senior vice president and director of Internal Audit. He was promoted to executive vice president in 2003. Prior to coming to Fifth Third Bank Poston spent more than 20 years at Arthur Andersen, LLP, most recently as a partner in the Cincinnati Assurance and Business Advisory Practice where he specialized in the audit of public companies and financial services entities. He has a bachelor’s degree in Business Administration from the University of Cincinnati. He is a board member and past treasurer of Junior Achievement of Greater Cincinnati and a member of the Institute of Internal Auditors.

Shaffer began his career at Fifth Third Bank in 2002 as vice president and Group Audit manager. He was promoted to director of Financial Audit in 2003 and to senior vice president in 2004. Prior to joining Fifth Third Bank he served as a partner in Arthur Andersen’s LLP’s Business Advisory Practice in Chicago where he specialized in the audit of banking organizations and was part of the Central Region’s Operational Risk Management Group. He previously was senior manager at KPMG, LLP’s Assurance Services Practice in Pittsburgh. Shaffer earned a bachelor’s degree in Accounting and Business Administration from Bucknell University. He is a member of the American Institute of Certified Public Accountants and the Institute of Internal Auditors.

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Dan Poston Named Bancorp Controller

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $101 billion in assets, operates 18 affiliates with 1,169 full-service Banking Centers, including 109 Bank Mart® locations open seven days a week inside select grocery stores and 2,134 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2007, has $232 billion in assets under care, of which it managed $34 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

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